Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Fiscal 2012 Third Quarter Sales Increase of 17.3%; Operating Income Up 81.4%; Acquisition of 15 OTC Brands from GSK Completed

Irvington, NY, February 9, 2012-Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the fiscal 2012 third quarter ended December 31, 2011, including net revenues of $106.3 million, an increase of 17.3% over the prior year's comparable quarter of $90.6 million. Net revenues for the nine month period of fiscal 2012 were $307.1 million, an increase of 27.9% over the prior year's comparable period of $240.1 million. This growth is largely driven by the fiscal 2011 acquisitions of Blacksmith Brands and Dramamine®, and the growth of the Company's legacy core Over-The-Counter (OTC) products. Net revenues for the Company's legacy core OTC brands were 3.2% and 5.7% higher than the prior year's comparable quarter and nine month periods, respectively, representing the sixth consecutive quarter of organic growth, excluding acquisitions.

Operating income for the third quarter of fiscal 2012 was $23.6 million, 81.4% higher than the prior year's comparable quarter of $13.0 million. Operating income for the first nine months of fiscal 2012 was $80.3 million, 39.5% higher than the prior year's comparable period of $57.5 million. These increases include the impact of the acquisitions completed in fiscal 2011, as well as expenses related to the acquisition of the brands from GSK.

Income from continuing operations for the third quarter of fiscal 2012 was $9.5 million, compared to $2.1 million in the prior year's comparable quarter. The current and prior year's fiscal third quarters were impacted by acquisition-related costs of $3.0 million and $8.2 million, respectively, net of tax of $1.9 million and $3.1 million, respectively. Excluding the impact of these charges, income from continuing operations for the third quarter of fiscal 2012 would have been $12.5 million, 21.5% higher than the prior year's comparable quarter of $10.3 million. Income from continuing operations for the first nine months of fiscal 2012 was $37.2 million, 63.5% higher than the prior year's comparable period of $22.8 million.

The current fiscal nine month period included the net impact of the $3.0 million of GSK acquisition-related costs, which was largely offset by a net gain associated with a legal settlement, and other net costs totaling approximately $2.9 million. The prior year's fiscal nine month period included the net impact of the $8.2 million Blacksmith acquisition-related costs. Excluding the impact of these charges, income from continuing operations for the first nine months of fiscal 2012 would have been $37.3 million, 20.7% higher than the prior year's comparable quarter of $30.9 million.

Reported net income for the third quarter of fiscal 2012 was $9.5 million, or $0.19 per diluted share, 336.6% higher than the prior year's comparable quarter of $2.2 million, or $0.04 per diluted share. Excluding the costs mentioned above in each of the respective periods, net income for the current third fiscal quarter would have been $12.5 million, or EPS of $0.25, compared to $10.3 million in the prior year's comparable quarter, or EPS of $0.21.

Reported net income for the first nine months of fiscal 2012 was $37.2 million, or 63.2% higher than the prior year's comparable period of $22.8 million. Excluding the amounts mentioned above in each of the respective periods, net income would have been $37.3 million for the first nine months of fiscal 2012, compared to $30.9 million in the prior fiscal year period. Excluding the costs referenced above, earnings per diluted share would have been $0.74 for the first nine months of fiscal 2012 compared to $0.62 in the prior year's nine month period, an increase of 19.4%.

Subsequent To The Close of the Quarter
On January 31, 2012, the Company completed the acquisition of fifteen of the seventeen OTC brands it agreed to purchase from GlaxoSmithKline(GSK), previously announced on December 20, 2011. The acquisition of the remaining two brands from GSK is expected to be completed during the first half of the year. The purchase price for the acquisition (inclusive of inventory) was $615 million, subject to a customary post-closing inventory adjustment. On January 31, 2012, to fund the acquisition, the Company completed the financing of additional bond and bank debt of $250 million and $660 million, respectively, the repayment of existing senior secured credit facilities and the payment of related transaction expenses. The acquisition of the GSK brands is the largest in the Company's history and a major step toward its commitment to its long-term OTC strategy.

Commentary and Outlook
Matthew M. Mannelly, CEO, commented, “We are pleased with our third quarter results, which reflect the successful execution of our stated strategy of core OTC growth combined with value-added acquisitions. We registered strong growth from our nine core OTC brands, resulting in solid market share gains across these categories. Both the Little Remedies® brand and the PediaCare® brand, which we acquired last year, experienced impressive revenue and share gains for both the quarter and the nine month year over year periods, despite a very soft cough/cold season. In addition, our diversified portfolio of OTC brands and platforms helped offset the headwinds of a tough cough/cold season," he said.

“Our disciplined approach to creating shareholder value continues to strategically transform the Company. The purchase of the seventeen well-known consumer brands from GSK represents the largest acquisition in our history. The brands are an excellent strategic and operational fit for Prestige, adding two new platforms and four new core brands to our business. They are well-aligned with our operating model, requiring limited incremental overhead, and are highly cash generative. We are confident we can rapidly transition these brands into our portfolio based on our track record of successful integration of previous acquisitions. Prestige's industry-leading Free Cash Flow will help us rapidly delever," he said.
"Our outlook for Q4 is one of cautious optimism given the challenging economic and retail environment, as well as the overall incident level of the cough/cold season to date. The GSK acquisition is expected to add approximately $30 million to our fourth quarter revenue and be neutral to EPS, excluding transaction-related and integration costs," he said.

 Results by Segment

OTC Healthcare
Net revenues for the OTC Healthcare segment in the third quarter of fiscal 2012 were $84.9 million, or 25.9% higher than the prior year third quarter of $67.5 million. The revenue increase in the OTC Healthcare segment was led by strong sales of Little Remedies®, and The Doctor's®. In the third quarter of fiscal 2012, the five legacy core OTC brands increased 3.2% compared to the same period in the prior year and represents the sixth consecutive quarter of organic revenue increases for the Company's five legacy core OTC brands.

Net revenues for the OTC Healthcare segment in the nine month period of fiscal 2012 were $235.3 million, or 44.3% higher than the prior year's comparable period of $163.0 million. The increase in revenues is primarily due to revenues from the acquired Blacksmith brands and Dramamine®, and also to higher revenues from our five legacy core OTC brands, which benefited from increased advertising and promotional expenditures.

Household Cleaning
Net revenues for the Household Cleaning segment were $21.3 million for the third quarter of fiscal 2012, 7.8% lower than the prior year's comparable quarter of $23.1 million. Net revenues for the Household Cleaning segment were $71.8 million for the first nine months of fiscal 2012, 6.9% lower than the prior year's comparable nine month period of $77.1 million. This segment continues to be impacted by a difficult retail environment for household cleaning products. For both the third fiscal quarter and the nine month periods, lower sales of Comet® cleanser were partially offset by increased demand for Spic and Span®.

 Free Cash Flow and Debt
Free Cash Flow is a "non-GAAP financial measure" and is presented here because management believes it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. Non-GAAP Free Cash Flow is defined and reconciled to GAAP Net Cash Provided by Operating Activities in the section entitled, “About Non-GAAP Financial Measures” below. The Company's Free Cash Flow for the third fiscal quarter ended December 31, 2011 was $14.5 million, a decrease of $4.2 million over the prior year's comparable quarter Free Cash Flow of $18.7 million. The Company's Free Cash Flow for the nine month period of fiscal 2012 was $47.6 million, a decrease of $13.6 million over the prior year comparable nine month period's Free Cash Flow of $61.2 million. The decrease in Free Cash Flow is primarily due to higher working capital usage, largely offset by the increased company performance primarily resulting from the acquisitions of Blacksmith Brands and Dramamine® as well as the growth of the legacy core OTC brands.

Total indebtedness at December 31, 2011 was $434.0 million, reflecting debt repayments of $58.0 million in the nine month period of the current fiscal year. At December 31, 2011, we had $40.0 million available for borrowing under our revolving credit facility and $4.4 million of cash on hand.

Conference Call and Accompanying Slide Presentation
The Company will host a conference call to review its third quarter results on February 9, 2012 at 8:30 am EST. The toll-free dial-in numbers are 866-700-7477 within North America and 617-213-8840 outside of North America. The conference pass code is "prestige". The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Company's Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 71452751.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands now include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® analgesics, Gaviscon® antacid and Beano® gas treatment.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Forward-looking statements in this news release include, without limitation, statements regarding the impact of the acquired GSK brands on our operating results and financial condition, our ability to integrate and develop the brands that we acquired during fiscal year 2011 and 2012, A&P spending, and our outlook and plans for the markets in which we compete, including the severity of the cough/cold season. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, although they are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2011	2010	2011	2010
Revenues
Net sales	$105,799	$90,077	$304,678	$238,086
Other revenues	451	531	2,411	2,061
Total revenues	106,250	90,608	307,089	240,147

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	51,128	46,596	148,193	115,574
Gross profit	55,122	44,012	158,896	124,573

Operating Expenses
Advertising and promotion	15,274	13,049	38,580	28,775
General and administrative	13,655	15,426	32,366	30,941
Depreciation and amortization	2,563	2,513	7,683	7,336
Total operating expenses	31,492	30,988	78,629	67,052

Operating income	23,630	13,024	80,267	57,521

Other (income) expense
Interest income	(1)	—	(4)	—
Interest expense	8,117	7,674	24,977	18,508
Gain on settlement	—	—	(5,063)	—
Loss on extinguishment of debt	—	—	—	300
Total other expense	8,116	7,674	19,910	18,808

Income from continuing operations before income taxes	15,514	5,350	60,357	38,713
Provision for income taxes	6,004	3,204	23,130	15,948
Income from continuing operations	9,510	2,146	37,227	22,765

Discontinued Operations
Income from discontinued operations, net of income tax	—	32	—	591
Loss on sale of discontinued operations, net of income tax	—	—	—	(550)
Net income	$9,510	$2,178	$37,227	$22,806

Basic earnings per share:
Income from continuing operations	$0.19	$0.04	$0.74	$0.46
Income from discontinued operations and loss on sale of discontinued operations	—	—	—	—
Net income	$0.19	$0.04	$0.74	$0.46

Diluted earnings per share:
Income from continuing operations	$0.19	$0.04	$0.73	$0.45
Income from discontinued operations and loss on sale of discontinued operations	—	—	—	—
Net income	$0.19	$0.04	$0.73	$0.45

Weighted average shares outstanding:
Basic	50,307	50,085	50,256	50,059
Diluted	50,684	50,533	50,667	50,260

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	December 31, 2011	March 31, 2011
Current assets
Cash and cash equivalents	$4,439	$13,334
Accounts receivable, net	50,163	44,393
Inventories	43,579	39,751
Deferred income tax assets	5,540	5,292
Prepaid expenses and other current assets	2,162	4,812
Total current assets	105,883	107,582

Property and equipment, net	1,238	1,444
Goodwill	153,696	154,896
Intangible assets, net	779,242	786,361
Other long-term assets	5,788	6,635

Total Assets	$1,045,847	$1,056,918

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$23,977	$21,615
Accrued interest payable	5,181	10,313
Other accrued liabilities	23,905	22,280
Total current liabilities	53,063	54,208

Long-term debt
Principal amount	434,000	492,000
Less unamortized discount	(4,368)	(5,055)
Long-term debt, net of unamortized discount	429,632	486,945

Deferred income tax liabilities	161,502	153,933

Total Liabilities	644,197	695,086

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,433 shares at December 31, 2011 and 50,276 shares at March 31, 2011	504	503
Additional paid-in capital	390,863	387,932
Treasury stock, at cost - 181 shares at December 31, 2011 and 160 shares at March 31, 2011	(687)	(416)
Accumulated other comprehensive loss, net of tax	(70)	—
Retained earnings (accumulated deficit)	11,040	(26,187)
Total Stockholders' Equity	401,650	361,832

Total Liabilities and Stockholders' Equity	$1,045,847	$1,056,918

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2011	2010
Operating Activities
Net income	$37,227	$22,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,683	7,565
Loss on sale of discontinued operations	—	890
Deferred income taxes	7,321	5,591
Amortization of deferred financing costs	847	767
Stock-based compensation costs	2,360	2,751
Loss on extinguishment of debt	—	300
Amortization of debt discount	687	480
Loss on disposal of equipment	—	131
Changes in operating assets and liabilities
Accounts receivable	(5,816)	7,330
Inventories	(3,850)	2,814
Inventories held for sale	—	1,114
Prepaid expenses and other current assets	2,650	3,166
Accounts payable	2,392	(1,054)
Accrued liabilities	(3,508)	7,008
Net cash provided by operating activities	47,993	61,659

Investing Activities
Purchases of equipment	(358)	(405)
Proceeds from sale of discontinued operations	—	4,122
Acquisition of Blacksmith, net of cash acquired	—	(202,044)
Proceeds from escrow of Blacksmith acquisition	1,200	—
Net cash provided by (used in) investing activities	842	(198,327)

Financing Activities
Proceeds from issuance of Senior Notes	—	100,250
Proceeds from issuance of Senior Term Loan	—	112,936
Payment of deferred financing costs	—	(648)
Repayment of long-term debt	(58,000)	(33,587)
Proceeds from exercise of stock options	572	150
Shares surrendered as payment of tax withholding	(271)	(264)
Net cash (used in) provided by financing activities	(57,699)	178,837

Effects of exchange rate changes on cash and cash equivalents	(31)	—
(Decrease) increase in cash and cash equivalents	(8,895)	42,169
Cash and cash equivalents - beginning of period	13,334	41,097

Cash and cash equivalents - end of period	$4,439	$83,266

Interest paid	$28,503	$13,354
Income taxes paid	$12,699	$4,096

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
Business Segments
(Unaudited)

	Three Months Ended December 31, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$84,711	$21,088	$105,799
Other revenues	195	256	451
Total revenues	84,906	21,344	106,250
Cost of sales	35,329	15,799	51,128
Gross profit	49,577	5,545	55,122
Advertising and promotion	14,170	1,104	15,274
Contribution margin	$35,407	$4,441	39,848
Other operating expenses			16,218
Operating income			23,630
Other expense			8,116
Provision for income taxes			6,004
Income from continuing operations			9,510
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax			—
Net income			$9,510

	Three Months Ended December 31, 2010
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$67,287	$22,790	$90,077
Other revenues	173	358	531
Total revenues	67,460	23,148	90,608
Cost of sales	30,827	15,769	46,596
Gross profit	36,633	7,379	44,012
Advertising and promotion	11,842	1,207	13,049
Contribution margin	$24,791	$6,172	30,963
Other operating expenses			17,939
Operating income			13,024
Other expense			7,674
Provision for income taxes			3,204
Income from continuing operations			2,146
Income from discontinued operations, net of income tax			32
Loss on sale of discontinued operations, net of income tax			—
Net income			$2,178

	Nine Months Ended December 31, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$234,712	$69,966	$304,678
Other revenues	552	1,859	2,411
Total revenues	235,264	71,825	307,089
Cost of sales	97,198	50,995	148,193
Gross profit	138,066	20,830	158,896
Advertising and promotion	34,746	3,834	38,580
Contribution margin	$103,320	$16,996	120,316
Other operating expenses			40,049
Operating income			80,267
Other expense			19,910
Provision for income taxes			23,130
Income from continuing operations			37,227
Income from discontinued operations, net of income tax			—
Loss on sale of discontinued operations, net of income tax			—
Net income			$37,227

	Nine Months Ended December 31, 2010
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$162,652	$75,434	$238,086
Other revenues	368	1,693	2,061
Total revenues	163,020	77,127	240,147
Cost of sales	64,477	51,097	115,574
Gross profit	98,543	26,030	124,573
Advertising and promotion	23,918	4,857	28,775
Contribution margin	$74,625	$21,173	95,798
Other operating expenses			38,277
Operating income			57,521
Other expense			18,808
Provision for income taxes			15,948
Income from continuing operations			22,765
Income from discontinued operations, net of income tax			591
Loss on sale of discontinued operations, net of income tax			(550)
Net income			$22,806

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations or the sale thereof and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations and the sale thereof, gain on settlement, certain other legal and professional fees and acquisition-related costs. We define Non-GAAP Adjusted Income from Continuing Operations as Income from Continuing Operations before incremental interest expense to finance future acquisitions, gain on settlement, certain other legal and professional fees, acquisition-related costs, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, certain other legal and professional fees, acquisition-related costs, income or loss from discontinued operations and the sale thereof, loss on extinguishment of debt, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. We define Non-GAAP Free Cash Flow as net cash provided by operating activities less cash paid for capital expenditures. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow because they provide a additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Each of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to pursue acquisitions or service or incur indebtedness; and (iii) we use Non-GAAP EBITDA/Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Net Income internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as operating income, income from continuing operations, net income, and net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income from Continuing Operations, Non-GAAP Adjusted Net Income and Non-GAAP Free Cash Flow, all of which are non-GAAP financial measures, to GAAP net income and GAAP net cash provided by operating activities, respectively, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended December 31,
	2011	2010
(In thousands)
GAAP Net Income	$9,510	$2,178
Income from discontinued operations	—	(32)
Interest Expense, net	8,116	7,674
Income tax provision	6,004	3,204
Depreciation and amortization	2,563	2,513
Non-GAAP EBITDA:	26,193	15,537
Adjustments:
Inventory step-up charges associated with acquisitions	—	3,544
Legal and professional fees associated with acquisitions	4,890	6,927
Total adjustments	4,890	10,471
Non-GAAP Adjusted EBITDA	$31,083	$26,008

	Nine Months Ended December 31,
	2011	2010
(In thousands)
GAAP Net Income	$37,227	$22,806
Income from discontinued operations	—	(591)
Loss on sale of discontinued operations	—	550
Interest Expense, net	24,973	18,508
Income tax provision	23,130	15,948
Depreciation and amortization	7,683	7,336
Non-GAAP EBITDA:	93,013	64,557
Adjustments:
Gain on settlement	(5,063)	—
Inventory step-up charges associated with acquisitions	—	3,544
Legal and professional fees associated with acquisitions	5,665	6,927
Loss on extinguishment of debt	—	300
Total adjustments	602	10,771
Non-GAAP Adjusted EBITDA	$93,615	$75,328

Reconciliation of GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations:

	Three Months Ended December 31,
	2011	2010
(In thousands)
GAAP Income from Continuing Operations	$9,510	$2,146
Adjustments:
Incremental interest expense to finance Dramamine	—	800
Inventory step-up charges associated with acquisitions	—	3,544
Acquisition related costs	4,890	6,927
Tax impact of adjustments	(1,892)	(3,119)
Total adjustments	2,998	8,152
Non-GAAP Adjusted Income from Continuing Operations	$12,508	$10,298

	Nine Months Ended December 31,
	2011	2010
(In thousands)
GAAP Income from Continuing Operations	$37,227	$22,765
Adjustments:
Incremental interest expense to finance Dramamine	—	800
Inventory step-up charges associated with acquisitions	—	3,544
Gain on settlement	(5,063)	—
Acquisition related costs	5,665	6,927
Tax impact of adjustments	(275)	(3,119)
Tax impact of state rate adjustments and other non-deductible items	(237)	—
Total adjustments	90	8,152
Non-GAAP Adjusted Income from Continuing Operations	$37,317	$30,917

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Diluted Earnings Per Share:

	Three Months Ended December 31,
	2011	2011 Diluted EPS	2010	2010 Diluted EPS
(In thousands)
GAAP Net Income	$9,510	$0.19	$2,178	$0.04
Adjustments:
Income from discontinued operations	—	—	(32)	—
Incremental interest expense to finance Dramamine	—	—	800	0.02
Inventory step-up charge associated with acquisitions	—	—	3,544	0.07
Legal and professional fees associated with acquisitions	4,890	0.10	6,927	0.14
Tax impact of adjustments	(1,892)	(0.04)	(3,119)	(0.06)
Total adjustments	2,998	0.06	8,120	0.17
Non-GAAP Adjusted Net Income and Adjusted EPS	$12,508	$0.25	$10,298	$0.21

	Nine Months Ended December 31,
	2011	2011 Diluted EPS	2010	2010 Diluted EPS
(In thousands)
GAAP Net Income	$37,227	$0.73	$22,806	$0.45
Adjustments:
Income from discontinued operations	—	—	(591)	(0.01)
Loss on sale of discontinued operations	—	—	550	0.01
Gain on settlement	(5,063)	(0.10)	—	—
Incremental interest expense to finance Dramamine	—	—	800	0.02
Inventory step-up charge associated with acquisitions	—	—	3,544	0.07
Legal and professional fees associated with acquisitions	5,665	0.11	6,927	0.14
Tax impact of adjustments	(275)	—	(3,119)	(0.06)
Tax impact of state rate adjustments and other non-deductible items	(237)	—	—	—
Total adjustments	90	0.01	8,111	0.17
Non-GAAP Adjusted Net Income and Adjusted EPS	$37,317	$0.74	$30,917	$0.62

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended December 31,
	2011	2010
(In thousands)
GAAP Net cash provided by operating activities	$14,527	$18,842
Additions to property and equipment for cash	(51)	(151)
Non-GAAP Free Cash Flow	$14,476	$18,691

	Nine Months Ended December 31,
	2011	2010
(In thousands)
GAAP Net cash provided by operating activities	$47,993	$61,659
Additions to property and equipment for cash	(358)	(405)
Non-GAAP Free Cash Flow	$47,635	$61,254